FOR IMMEDIATE RELEASE: Thursday, July 29, 2005	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON COMPANY ELECTS WILLIAM COOK CHAIRMAN

Current Chairman Bill Van Dyke Retiring Effective August 1, 2005

        MINNEAPOLIS, MN – July 29, 2005 – Donaldson Company, Inc. (NYSE:DCI) announced today that its Board of Directors has named William (Bill) Cook Chairman, effective August 1, 2005. Current Chairman Bill Van Dyke, 60, will retire from the Board and from Donaldson at that time. The Board will not fill Bill Van Dyke’s position, reducing the number of Directors to eight.

        “The company is running very well, and the future offers lots of opportunity for continued growth,” said Bill Van Dyke. “I’m confident that the company is in good hands under Bill Cook’s leadership.”

        Bill Cook, 51, was named President and Chief Executive Officer in August 1, 2004 and elected to the company’s Board of Directors May 21, 2004. He joined Donaldson Company in 1980 and has held various senior leadership positions including Senior Vice President, Commercial and Industrial, and Senior Vice President, International and Chief Financial Officer.

        “We’d like to thank Bill Van Dyke for his leadership of this board and of Donaldson for the last nine years,” said John Grundhofer, Chair of Donaldson’s Corporate Governance Committee. “Bill Van Dyke has continuously provided vision and leadership, and his legacy is an enduring, prosperous institution that has provided superior return to its shareholders. We believe that Bill Cook will provide the same high level of corporate governance leadership that he has already demonstrated since he assumed the role of President and Chief Executive Officer.”

About Donaldson Company

        Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and diesel engine markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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